                                                                   Exhibit 10.36

                          [ACCRUE SOFTWARE, INC. LOGO]



                                 April 17, 2002

Mr. Bruce Armstrong
3974 Washington Street
San Francisco, CA 94118

Dear Bruce:

        On behalf of the Board of Directors of Accrue Software, Inc. (the "Company"), I am pleased to confirm your appointment as a member of the Board of Directors effective as of April 17, 2002 to fill the vacancy created by the resignation of Jeffrey Walker and your acceptance of such appointment. Speaking for myself, as well as the other members of the Board of Directors and the Company's management team, we are all very impressed with your credentials and we look forward to your future success in these roles.

        In consideration for your service as a member of the Board of Directors of the Company, I will recommend that the Board of Directors grant you an option to purchase 300,000 shares of the Company's Common Stock with an exercise price equal to the fair market value on the date of the grant. These option shares will vest at the rate of 1/24th of the shares subject to the option per month after your vesting commencement date of April 18, 2002. You will be eligible for acceleration of vesting upon achievement of certain short-term performance objectives, as determined by the Board of Directors, which will be provided to you in writing by the Chairman of the Board. The option will be a nonqualified stock option and will be subject to the terms of the Company's 1996 Stock Plan and the Stock Option Agreement between you and the Company. In addition, you will be paid a cash performance bonus in an amount determined by the Board of Directors in its sole discretion which shall be paid to you upon satisfactory fulfillment of your aforementioned duties as a member of the Board of Directors no later than December 31, 2002. The Company shall reimburse you for reasonable travel and other expenses incurred in the course of performing services hereunder. You will receive no other compensation for your services as a member of the Board of Directors of the Company.

        Additionally, you agree that prior to commencement of your service as a member of the Board of Directors, you will execute, and deliver to an officer of the Company, the Company's Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the "Confidentiality Agreement"). In addition, you will abide by the Company's strict policy that prohibits any new employee, consultant or advisor from using or bringing with him or her from any previous employer any confidential information, trade secret, or proprietary materials or processes of such employer. You agree that your relationship with the Company will be that of a director and not that of an employee. You also agree to resign from the Board of Directors if requested by a majority of the then sitting members of the Board.

        Again, let me indicate how pleased we all are to extend this offer, and how much we look forward to working together. Please indicate your acceptance by signing and returning the enclosed copy of this letter. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.



                                          Very truly yours,

                                          ACCRUE SOFTWARE, INC.

                                          /s/ Robert Smelick
                                          By: Robert Smelick


                                          Title: Chairman of the Board


ACCEPTED AND AGREED:

BRUCE ARMSTRONG

/s/ Bruce Armstrong
---------------------------------------
Signature

April 17, 2002
---------------------------------------
Date

Attachment A:  Confidential Information and Invention Assignment Agreement

                                  ATTACHMENT A

           CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT




                                      -3-